EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors and shareholders
Aurora Oil & Gas Corporation

We consent to the incorporation by reference in Registration Statements on Form S-3 (File Nos. 333-129695 and 333-130769) filed by Aurora Oil and Gas Corporation on December 21, 2007 of our report dated March 7, 2008, with respect to the consolidated financial statements of Aurora Oil & Gas Corporation and the effectiveness of internal control over financial reporting of Aurora Oil & Gas Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
March 7, 2008